UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2009

ANGELES INCOME PROPERTIES, LTD. II

(Exact name of Registrant as specified in its charter)

            California                0-11767                 95-3793526

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Angeles Income Properties, Ltd. II, a California limited partnership (the “Registrant”), owns a 100% interest in Landmark (NC), LLC, a Delaware limited liability company (the “Seller”), which owns Landmark Apartments (the “Property”), a 292-unit apartment complex located in Raleigh, North Carolina.

On May 19, 2009 (the “Effective Date”), the Seller entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Pollack Partners, LLC, a Georgia limited liability company (the “Purchaser”), to sell the Property to the Purchaser for a total sales price of $13,000,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $13,000,000 subject to certain prorations and adjustments at the closing.  The Purchaser agreed to deliver an initial deposit of $100,000 to Stewart Title Guaranty (the “Escrow Agent”) within two business days following the Effective Date.

FEASIBILITY PERIOD.  The feasibility period ends on July 6, 2009.  On or before two days after the feasibility period expires, the Purchaser is required to deliver to the Escrow Agent an additional deposit of $100,000.  If the Purchaser fails to notify the Seller in writing of its intent to terminate the contract prior to the end of the feasibility period, the deposits will become non-refundable.

LOAN ASSUMPTION AND APPROVAL PERIOD.  The parties agreed that the Purchaser would assume the Seller’s obligations with respect to the mortgage encumbering the Property at closing.  The Purchaser is responsible for submitting the loan assumption application within 15 days after the Effective Date.  The Purchaser agreed to exercise good faith efforts to obtain the loan assumption and release on or before 45 days after the Effective Date of the Purchase Agreement.  The Purchaser has the right to extend the loan assumption approval period twice for an additional 15 days each for the sole purpose of obtaining lender approval.  The Purchaser agreed to deliver an additional deposit of $25,000 to the Escrow Agent with each extension.

CLOSING.  The expected closing date of the transaction is August 5, 2009. The Purchaser has the right to extend the closing date to the last business day of the month in order to obtain the loan assumption and release.  Further, the closing date may be extended without penalty with the mutual consent of both the Purchaser and the Seller up to 45 days from August 5, 2009 in order to complete documentation with the lender of all documents necessary to accomplish the loan assumption. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Seller will pay transfer, mortgage assumption, sale, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, the base premium related to the title policy and one-half of the escrow fees and customary closing costs of the escrow agent. The Purchaser will pay the balance of costs related to the title policy and one-half of the escrow fees and customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Seller and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date in excess of $1,300,000 is not the obligation of the Seller. The Seller agreed to notify the Purchaser in writing of such damage or destruction and Purchaser may within 10 days notify the Seller in writing of its election to terminate the contract.  With respect to any loss or damage equal to or less than $1,300,000, the Seller agreed to either complete repairs if possible prior to the closing date or assign any insurance proceeds to the Purchaser.  The Seller must maintain in full force and effect until the closing date all existing insurance coverage on the Property.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Seller.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, the Purchaser will forfeit its deposits to the Seller and neither party will be obligated to proceed with the purchase and sale.  The Seller expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Seller, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $200,000 or, (ii) subject to certain conditions, seeking specific performance of the Seller’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

    The following exhibits are filed with this report:

10.41       Purchase and Sale Contract between Landmark (NC), LLC, a Delaware limited liability company, and Pollack Partners, LLC a Georgia limited liability company, dated May 19, 2009.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELES INCOME PROPERTIES, LTD. II

By:  Angeles Realty Corporation II

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: May 26, 2009